Exhibit 10.1

UGI CORPORATION
SENIOR EXECUTIVE EMPLOYEE
SEVERANCE PLAN
As in effect as of January 1, 2008

UGI CORPORATION
SENIOR EXECUTIVE EMPLOYEE
SEVERANCE PLAN
TABLE OF CONTENTS

ARTICLE I

PURPOSE AND TERM OF PLAN

Section 1.01 Purpose of the Plan. This Senior Executive Employee Severance Plan is applicable to Executive Employees (as defined below) of UGI Corporation and its affiliates. The Plan is intended to help alleviate financial hardships that may be experienced by Executive Employees whose employment is involuntary terminated. The Plan is intended to be a “severance pay plan” for purposes of ERISA (as defined below). The benefits paid by the Plan are not deferred compensation, and no employee shall have a vested right to such benefits. The Plan has been drafted to give the Company (as defined below) broad discretion in designating individuals who are eligible for benefits and the amount of such benefits. All actions taken by the Company shall be in its role as the plan sponsor and not as a fiduciary.

Section 1.02 Term of the Plan. This amendment and restatement is a continuation of the Company’s existing Senior Executive Employee Severance Pay Plan. The Plan will continue until such time as the Company, acting in its sole discretion, elects to modify, supersede or terminate it in accordance with the further provisions hereof.

ARTICLE II

DEFINITIONS

Section 2.01 “Administrative Committee” shall mean the administrative committee designated pursuant to Article VI of the Plan to administer the Plan in accordance with its terms, or its delegate.

Section 2.02 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

Section 2.03 “Annual Compensation” shall mean the Participant’s annual base salary and applicable target annual bonus amount (if any) in effect on the Participant’s Employment Termination Date.

Section 2.04 “Benefit” or “Benefits” shall mean any or all of the benefits that a Participant is entitled to receive pursuant to Article IV of the Plan.

Section 2.05 “Board of Directors” shall mean the Board of Directors of the Company, or any successor thereto.

Section 2.06 “Change in Control” shall mean a change in control of the Company as defined in the Company’s 2004 Omnibus Equity Compensation Plan, as amended from time to time, or a successor plan.

Section 2.07 “Change in Control Agreement” shall mean a written Change in Control Agreement between an employee and the Company or an Affiliate.

Section 2.08 “Chief Executive Officer” shall mean the individual serving as the Chief Executive Officer of the Company as of the date of reference.

Section 2.09 “Chief Operating Officer” shall mean the individual serving as the Chief Operating Officer of the Company as of the date of reference.

Section 2.10 “COBRA Cost” shall mean the applicable premium under section 4980B(f)(4) of the Code for continued medical and dental COBRA coverage under the Company’s benefit plans.

Section 2.11 “COBRA Coverage” shall mean continued medical and dental coverage under the Company’s benefit plans, as determined under section 4980B of the Code.

Section 2.12 “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 2.13 “Company” shall mean UGI Corporation, a Pennsylvania corporation, and any corporation succeeding to the business of UGI Corporation by merger, consolidation, liquidation, purchase of assets or stock or similar transaction.

Section 2.14 “Compensation Committee” shall mean the Compensation and Management Development Committee of the Board of Directors.

Section 2.15 “Employment Commencement Date” shall mean the most recent date on which a Participant became an employee of the Company or an Affiliate of the Company or, if the Company determines that service before an acquisition shall be taken into account, the most recent date on which a Participant became an employee of an entity whose business or assets have been acquired by the Company or an Affiliate.

Section 2.16 “Employment Termination Date” shall mean the date on which the Participant separates from service with the Company and its Affiliates within the meaning of section 409A of the Code.

Section 2.17 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Section 2.18 “Executive Annual Bonus Plan” shall mean the Executive Annual Bonus Plan of the Company as approved by the Board of Directors and in effect from time to time.

Section 2.19 “Executive Employee” shall mean any of the following employees who are employed in the United States:

(a) An executive level employee of the Company who participates in the Executive Annual Bonus Plan of the Company and who has a Change in Control Agreement in effect with the Company or an Affiliate; or

(b) An executive level employee of the Company or an Affiliate who is employed in the United States and who is designated in writing by the Compensation Committee as eligible to participate in this Plan.

In no event shall any of the following persons be considered an employee for purposes of the Plan: (i) employees who are employed outside the United States, (ii) independent contractors, (iii) persons performing services pursuant to an arrangement with a third party leasing organization or (iv) any person whom the Company determines, in its sole discretion, is not a common law employee, whether or not any such person is later determined to have been a common law employee of the Company or an Affiliate.

Section 2.20 “Executive Equity Plan” shall mean any long-term equity incentive plan of the Company or any of its Affiliates, including without limitation the UGI Corporation 2004 Omnibus Equity Compensation Plan and the AmeriGas Propane, Inc. 2000 Long-Term Incentive Plan.

Section 2.21 “Just Cause” shall mean (i) dismissal of an Executive Employee due to misappropriation of funds, (ii) substance abuse or habitual insobriety that adversely affects the Executive Employee’s ability to perform his or her job, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties. Disputes with respect to whether Just Cause exists shall be resolved in accordance with Article IX.

Section 2.22 “Key Employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its delegate. The determination of Key Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its delegate in accordance with the provisions of section 409A of the Code and the regulations issued thereunder.

Section 2.23 “Month of Service” shall mean each calendar month (with each partial month counted as a full month) of continuous service with the Company and its Affiliates beginning on the Participant’s Employment Commencement Date and ending on the Participant’s Employment Termination Date. Months of Service with an entity whose business or assets have been acquired by the Company or an Affiliate shall be counted only if so determined by the Company.

Section 2.24 “Monthly Compensation” shall mean the Participant’s Annual Compensation divided by 12.

Section 2.25 “Paid Notice” shall mean the cash amount payable to a Participant in lieu of notice as determined pursuant to Section 4.01(a).

Section 2.26 “Participant” shall mean any Executive Employee who receives Benefits under the Plan.

Section 2.27 “Plan” shall mean the UGI Corporation Senior Executive Employee Severance Plan, as set forth herein, and as the same may from time to time be amended.

Section 2.28 “Plan Year” shall mean each fiscal year of the Company during which this Plan is in effect.

Section 2.29 “Postponement Period” shall mean, for a Key Employee, the period of six months after separation from service (or such other period as may be required by section 409A of the Code), during which deferred compensation may not be paid to the Key Employee under section 409A of the Code.

Section 2.30 “Release” shall mean a release and discharge of the Company, all of its Affiliates, and all affiliated persons and entities from any and all claims, demands and causes of action, other than as to amounts or benefits due to the Participant under any qualified employee retirement plan of the Company or an Affiliate, which shall be in such form as may be proscribed by the Company, acting as an employer and not as a fiduciary, from time to time and with such modifications as the Company deems appropriate for the Participant’s particular situation.

Section 2.31 “Restricted Awards” shall mean restricted stock, stock units, performance units, restricted units, dividend equivalents, distribution equivalents and other equity-based awards, other than stock options, that are granted to a Participant under an Executive Equity Plan.

Section 2.32 “Salary Continuation Period” shall mean (i) the number of months of Paid Notice plus (ii) one business day for each month that is included in the Participant’s Months of Service, up to a maximum of one year. Each calendar week is considered to consist of five business days for this purpose.

Section 2.33 “Separation Pay” shall mean the cash amount payable to a Participant as determined pursuant to Section 4.01(b).

ARTICLE III

PARTICIPATION
AND ELIGIBILITY FOR BENEFITS

Section 3.01 General Eligibility Requirement. In its sole discretion, acting in its role as Plan sponsor and not as a fiduciary, the Company may grant a Benefit under this Plan to any Executive Employee whose employment is terminated by the Company or an Affiliate other than for Just Cause, death, or continuous illness, injury or incapacity for a period of six consecutive months. Notwithstanding anything herein to the contrary, an Executive Employee will not be considered to have incurred a termination by the Company or an Affiliate for purposes of this Plan if his or her employment is discontinued due to voluntary resignation or the expiration of a leave of absence. In addition, the Executive Employee must meet the requirements of Section 3.03 in order to receive a Benefit under this Plan.

Section 3.02 Substantially Comparable Employment. Notwithstanding anything herein to the contrary, no Benefits shall be due hereunder to an Executive Employee in connection with the disposition of a business, division or affiliated company by the Company or an Affiliate if substantially comparable terms of employment, as determined by the Company, have been offered to the Executive Employee by the transferee; provided, however, that the Company, acting in its role as Plan sponsor and not as a fiduciary, may determine that the Company or an Affiliate will provide some or all of the Benefits to an Executive Employee whose employment with the Company and its Affiliates is terminated as described in Section 3.01. For purposes of this Plan, “substantially comparable terms of employment” shall mean an executive level position with (i) no reduction in the Executive Employee’s annual base salary as of the date of the transaction, and (ii) no material change in the geographic location at which the Executive Employee must perform services (which, for purposes of this Plan, means a location that is not more than 50 miles from the Executive Employee’s principal place of business immediately before the transaction).

Section 3.03 Conditions to Entitlement to Benefits.

(a) As further conditions to entitlement to Benefits under the Plan, all Participants must, prior to the payment of any Benefits due hereunder, (i) sign and not rescind or contest the enforceability of a Release; (ii) ratify any patent assignment, confidentiality, non-solicitation, non-competition and other post-employment activities agreement in effect between the Participant and the Company or an Affiliate; (iii) return to the Company and its Affiliates any and all property of the Company and its Affiliates held by the Participant, including, but not limited to, all reports, manuals, memoranda, computer disks, tapes and data made available to the Participant during the performance of the Participant’s duties, including all copies; (iv) hold confidential any and all information concerning the Company and its Affiliates, whether with respect to its business, subscribers, providers, customers, operations, finances, employees, contractors, or otherwise; and (v) cooperate fully with the Company and its Affiliates to complete the transition of matters with which the Participant is familiar or responsible to other employees and make himself or herself available to answer questions or assist in matters which may require attention after the Participant’s Employment Termination Date.

(b) If the Administrative Committee determines, in its sole discretion, that the Participant has violated one or more of the foregoing conditions to entitlement to Benefits, the Administrative Committee may determine that the Participant will not receive the Benefits or the Company may discontinue the payment of Benefits under the Plan. Any remedy under this Section 3.03 shall be in addition to, and not in place of, any other remedy the Company and its Affiliates may have, at law or otherwise.

ARTICLE IV

BENEFITS

Section 4.01 Amount of Immediate Cash Benefit. The Company, acting in its role as Plan sponsor and not as a fiduciary, shall determine which Executive Employees shall be awarded a Benefit hereunder and the amount of any such Benefit. The Company may take into account any factors it determines to be relevant in deciding which Executive Employees shall be awarded Benefits and the amount of such Benefits, and need not apply its determinations in a uniform manner to terminated Executive Employees similarly situated. All such decisions shall be final, binding and conclusive with respect to the Executive Employee. Unless the Company determines otherwise, subject in all events to Section 3.03, the cash amount to be paid to a Participant eligible to receive Benefits under Section 3.01 hereof upon the Participant’s separation from service shall be paid in a lump sum as provided in Section 5.01 hereof and shall equal the sum of the amounts described in subsections (a) through (d), less the amount described in subsection (e), except that any payment under paragraph (c) below that is based on annual financial performance will be excluded from the lump sum payment and paid separately as provided below:

(a) Paid Notice as follows:

(i) In the case of the Chief Executive Officer, an amount of Paid Notice equal to 18 months of the Chief Executive Officer’s Monthly Compensation.

(ii) In the case of the Chief Operating Officer, an amount of Paid Notice equal to 12 months of the Chief Operating Officer’s Monthly Compensation.

(iii) In the case of all other Participants, an amount of Paid Notice equal to six months of the Participant’s Monthly Compensation, unless otherwise designated in writing by the Company.

(b) An amount of Separation Pay equal to one day’s pay (calculated by dividing the Participant’s Annual Compensation by 260) for each Month of Service; provided, however, that such amount shall not exceed 100% of the Participant’s Annual Compensation.

(c) An amount equal to the Participant’s annual target bonus amount under the applicable annual bonus plan (or its successor) for the current fiscal year multiplied by the number of months elapsed in the current fiscal year to the Participant’s Employment Termination Date and divided by 12, as well as any annual bonus amount due from the prior fiscal year under such plan but not yet paid. Notwithstanding the foregoing, if the Employment Termination Date occurs in the last two months of the fiscal year, the bonus amount shall be calculated as follows:

(i) Unless the Company determines otherwise, the amount of the current fiscal year target bonus to be paid pursuant to this paragraph (c) shall be determined and paid after the end of the fiscal year in accordance with the terms and conditions of the applicable annual bonus plan as though the Participant were still an employee, except that the weighting to be applied to the Participant’s business/financial performance goals under the annual bonus plan will be deemed to be 100%, or

(ii) The Company may, in its sole discretion, determine that the amount payable pursuant to this paragraph (c) for Employment Termination Dates occurring in the last two months of the fiscal year will be computed in the same manner as that provided for Employment Termination Dates occurring during the first ten months of the fiscal year.

The annual bonus shall be paid within 60 days following the Participant’s Employment Termination Date; provided however, that if the annual bonus is calculated based on the full fiscal year performance, as described above, the annual bonus shall be paid by December 31 following the end of the Company’s fiscal year in which the Participant’s Employment Termination Date occurs.

(d) An amount equal to the Participant’s earned and accrued vacation entitlement, including banked vacation time, and personal holidays through the Participant’s Employment Termination Date.

(e) If the Participant’s employment with the Company and its Affiliates terminates before a Change in Control, the cash amount computed in subsections (a) through (c) above shall be reduced by the amount of cash and the fair market value of any stock, partnership units or other property that is payable to the Participant under Restricted Awards after the Participant’s termination of employment, as determined by the Company, provided that the Restricted Awards are not considered deferred compensation under section 409A of the Code. In order to implement this reduction, if the Company cannot determine the amount payable under Restricted Awards at the Participant’s Employment Termination Date, any amounts payable under such Restricted Awards shall be reduced by the amount of the Benefit paid under subsections (a) through (c) above, provided the Restricted Awards are not considered deferred compensation under section 409A of the Code. In no event shall a Participant be required to return to the Company or an Affiliate any amounts previously paid under this Plan.

(f) The reduction described in subsection (e) shall not apply if the Participant’s employment with the Company and its Affiliates terminates at or after a Change in Control. In addition, the reduction described in subsection (e) shall not apply to any Restricted Awards for which all requirements for payment have been met before the Participant’s Employment Termination Date (for example, if the restriction period for a Restricted Award ends on December 31, 2007, the Restricted Award is payable on February 1, 2008 and the Participant’s employment is terminated on January 15, 2008, the Restricted Award shall not be reduced by the Benefits under this Plan).

Section 4.02 Executive Benefits.

(a) If a Participant receives Benefits under Section 4.01, the Company shall pay to the Participant a single lump sum payment, as provided in Section 5.01 and subject to Section 3.03, equal to the COBRA Cost that the Participant would incur if the Participant continued medical and dental coverage under the Company’s benefit plans through the end of the Salary Continuation Period, based on the benefits in effect for the Participant (and where applicable, his or her spouse and dependents) at the Participant’s Employment Termination Date, less the amount that the Participant would be required to contribute for medical and dental coverage if such Participant were an active employee. The cash payment shall include a tax gross up payment equal to 75% of the lump sum payment described in the preceding sentence.

(b) A Participant who receives Benefits under Section 4.01 may elect continuation coverage under the Company’s applicable medical and dental plans during the Salary Continuation Period by paying the COBRA Cost of such coverage. If the Participant elects such coverage, the Participant shall be responsible for paying the COBRA Cost of such coverage during the Salary Continuation Period in order to be eligible for the coverage. Notwithstanding anything herein to the contrary, any such continued coverage shall be discontinued if, and at the time, the Participant obtains other employment and becomes eligible to participate in the plan of, or is provided similar coverage by, a new employer. Any applicable conversion rights shall be provided to the Participant at the time coverage ceases. COBRA Coverage shall run concurrently with the Salary Continuation Period, and nothing in this Section shall limit the Employee’s right to elect COBRA Coverage for the full period permitted by law.

(c) Each Participant who receives Benefits under Section 4.01 shall be entitled to receive tax preparation services for the final calendar year of his or her employment under the terms of the Company’s tax preparation reimbursement policy. The Company shall reimburse the Participant for the services within 60 days following the Company’s receipt of proof of payment for the services, but in no event later than December 31 of the calendar year following the calendar year in which the expense is incurred, provided that the Company receives proof of payment for the services at least 60 days before such December 31.

(d) The Company shall provide to each Participant who receives benefits under Section 4.01 outplacement services for up to 12 months following his or her Employment Termination Date through a vendor selected by the Company.

Section 4.03 Retirement Plans. This Plan shall not govern and shall in no way affect the Participant’s interest in, or entitlement to benefits under, any of the qualified retirement plans of the Company or an Affiliate and any payments received under any such plan shall not affect a Participant’s right to any Benefit hereunder.

Section 4.04 Effect on Other Benefits.

(a) After a Participant’s termination of employment, the Participant shall not accrue benefits under any benefit plan of the Company or an Affiliate, and a terminated Participant shall not accrue vacation days, paid holidays, paid sick days or other benefits for any part of the Salary Continuation Period.

(b) Notwithstanding anything in this Plan to the contrary, no benefits shall be paid under this Plan if the Participant receives severance benefits under a Change in Control Agreement or any other severance agreement or arrangement with the Company or an Affiliate. In other respects, the benefits payable under this Plan shall be in addition to and not in lieu of any payments or benefits due to the Participant under any other plan, policy, or program of the Company and its Affiliates.

(c) Notwithstanding anything herein to the contrary, the Benefits payable under this Plan to any Participant may be reduced by any and all payments required to be made by the Company or an Affiliate under federal, state and local law, including the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq. or under any employment agreement or special severance arrangement, as determined by the Company.

ARTICLE V

METHOD AND DURATION OF BENEFIT PAYMENTS

Section 5.01 Method of Payment. The cash Benefit to which a Participant is entitled, pursuant to Article IV, shall be paid in a lump sum payment. Payment shall be made within 60 days following the Participant’s Employment Termination Date, subject to the fulfillment of all conditions for payment of the Benefit set forth in Section 4.01 and compliance with all requirements of Section 3.03; provided, however, that if the annual bonus payable pursuant to Section 4.01(c), is calculated based on the full fiscal year performance, such annual bonus shall be paid by December 31 following the end of the Company’s fiscal year in which the Participant’s Employment Termination Date occurs. Payment shall be made by mailing to the last address provided by the Participant to the Company or an Affiliate. All payments under the Plan are subject to applicable federal, state and local taxes.

Section 5.02 Section 409A.

(a) Notwithstanding any provision of the Plan to the contrary, if required by section 409A of the Code and if a Participant is a Key Employee, no Benefits shall be paid to the Participant during the Postponement Period. If a Participant is a Key Employee and payment of Benefits is required to be delayed for the Postponement Period under section 409A, the accumulated amounts withheld on account of section 409A of the Code shall be paid in a lump sum payment within 30 days after the end of the Postponement Period. If the Participant dies during the Postponement Period prior to the payment of Benefits, the amounts withheld on account of section 409A of the Code shall be paid to the Participant’s estate within 60 days after the Participant’s death.

(b) This Agreement is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under section 409A of the Code. Notwithstanding anything in this Plan to the contrary, if required by section 409A, payments may only be made under this Plan upon an event and in a manner permitted by section 409A, to the extent applicable. As used in the Plan, the term “termination of employment” shall mean the Participant’s separation from service with the Company and its Affiliates within the meaning of section 409A and the regulations promulgated thereunder. For purposes of section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of section 409A of the Code. In no event may a Participant designate the year of payment for any amounts payable under the Plan.

Section 5.03 Payments After Death. If a Participant dies after separation from service and before the Participant has received any Benefit that the Participant is entitled to receive under Article IV, any unpaid Benefit that the Participant would otherwise have received shall be payable to the Participant’s estate.

ARTICLE VI

ADMINISTRATION

Section 6.01 Appointment. The Administrative Committee shall consist of one or more persons appointed by the Compensation Committee. Administrative Committee members may be, but need not be, employees of the Company.

Section 6.02 Tenure. Administrative Committee members shall serve at the pleasure of the Compensation Committee. Administrative Committee members may resign at any time on ten days’ written notice, and Administrative Committee members may be discharged, with or without cause, at any time by the Compensation Committee.

Section 6.03 Authority and Duties. It shall be the duty of the Administrative Committee, on the basis of information supplied to it by the Company, to determine the eligibility of each Participant for Benefits under the Plan, to determine the amount of Benefits to which each such Participant may be entitled, and to determine the manner, time of payment and other requirements of payment of Benefits consistent with the provisions hereof. The Company shall make such payments as are certified to it by the Administrative Committee to be due to Participants. The Administrative Committee shall have the full power and discretionary authority to construe, interpret and administer the Plan, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Administrative Committee shall be final, binding, and conclusive upon the parties. The Administrative Committee may delegate ministerial and other responsibilities to one or more Company employees.

Section 6.04 Action by the Administrative Committee. A majority of the members of the Administrative Committee shall constitute a quorum for the transaction of business at a meeting of the Administrative Committee. Any action of the Administrative Committee may be taken upon the affirmative vote of a majority of the members of the Administrative Committee at a meeting, or at the direction of the Chairperson, without a meeting, by mail, telegraph, telephone, or electronic communication device; provided that all of the members of the Administrative Committee are informed of their right to vote on the matter before the Administrative Committee and of the outcome of the vote thereon.

Section 6.05 Officers of the Administrative Committee. The Administrative Committee shall designate one of its members to serve as Chairperson thereof. The Administrative Committee shall also designate a person to serve as Secretary of the Administrative Committee, which person may be, but need not be, a member of the Administrative Committee.

Section 6.06 Compensation of the Administrative Committee. Members of the Administrative Committee shall receive no compensation for their services as such. However, all reasonable expenses of the Administrative Committee shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify members of the Administrative Committee against personal liability for actions taken in good faith in the discharge of their respective duties as members of the Administrative Committee.

Section 6.07 Records, Reporting, and Disclosure. The Administrative Committee shall keep all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Administrative Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).

Section 6.08 Actions of the Administrative Committee. All determinations made by the Administrative Committee under the Plan shall be made solely at the discretion of the Administrative Committee. The exercise of discretion by the Administrative Committee need not be uniformly applied to similarly situated Participants and shall be final and binding on each Participant or beneficiary to whom the determination is directed.

Section 6.09 Benefits of the Chief Executive Officer. Notwithstanding the foregoing, the Compensation Committee shall serve as the Administrative Committee under the Plan with respect to the Chief Executive Officer of the Company. The Compensation Committee shall make all determinations with respect to the Chief Executive Officer as to any matter that directly pertains to, or affects, the Chief Executive Officer.

Section 6.10 Bonding. The Administrative Committee shall arrange any bonding that may be required by law, but no amount in excess of the amount required by law (if any) shall be required by the Plan.

ARTICLE VII

AMENDMENT AND TERMINATION

Section 7.01 Amendment, Suspension and Termination. The Company, by action of its Board of Directors or the Compensation Committee, retains the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. No such amendment shall give the Company or an Affiliate the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits.

ARTICLE VIII

DUTIES OF THE COMPANY

Section 8.01 Records. The Company shall supply to the Administrative Committee all records and information necessary to the performance of the Administrative Committee’s duties.

Section 8.02 Payment. The Company shall make payments from its general assets to Participants in accordance with the terms of the Plan, as directed by the Administrative Committee.

Section 8.03 Discretion, Delegation.

(a) Any decisions, actions or interpretations to be made under the Plan by the Company shall be made in its sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals, and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties.

(b) The Company may take actions under the Plan by action of its Board of Directors or the Compensation Committee, or by action of any officer or committee to whom any of the Company’s authority with respect to the Plan shall have been delegated. The Compensation Committee shall be authorized to take all Company actions under the Plan with respect to the Chief Executive Officer.

ARTICLE IX

CLAIMS PROCEDURES

Section 9.01 Application for Benefits. Participants who believe they are eligible for benefits under this Plan may apply for such benefits by completing and filing with the Administrative Committee an application for benefits on a form supplied by the Administrative Committee. Before the date on which benefit payments commence, each such application must be supported by such information as the Administrative Committee deems relevant and appropriate.

Section 9.02 Claim. A terminated employee may contest his or her eligibility for the amount of benefit awarded by completing and filing with the Administrative Committee a written request for review in the manner specified by the Administrative Committee. Each such application must be supported by such information as the Administrative Committee deems relevant and appropriate. The Administrative Committee will review the claim and provide notice to the terminated employee, in writing, within 90 days after the claim is filed unless special circumstances require an extension of time for processing the claim. In no event shall the extension exceed a period of 90 days from the end of the initial period. In the event that any claim for benefits is denied in whole or in part, the terminated employee whose claim has been so denied shall be notified of such denial in writing by the Administrative Committee. The notice advising of the denial shall be written in a manner calculated to be understood by the terminated employee and shall set forth: (i) specific references to the pertinent Plan provisions on which the denial is based; (ii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation as to why such information is necessary; and (iii) an explanation of the Plan’s claim procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Section 9.03 Appeals of Denied Claims for Benefits. All appeals shall be made by the following procedure:

(a) The terminated employee whose claim has been denied shall file with the Administrative Committee a notice of appeal of the denial. Such notice shall be filed within 60 days of notification by the Administrative Committee of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

(b) The claimant or his duly authorized representative may:

(i) request a review upon written notice to the Administrative Committee;

(ii) examine the Plan and obtain, upon request and without charge, copies of all information relevant to the claimant’s appeal; and

(iii) submit issues and comments in writing.

(c) The Named Appeals Fiduciary (as described in Section 9.04) shall issue a decision no later than 60 days after receipt of a request for review unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the terminated employee’s notice of appeal.

(d) The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.

(e) The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement setting forth:

(i) specific reasons for the decision, written in a manner calculated to be understood by the claimant;

(ii) specific references to the pertinent Plan provisions on which the decision is based;

(iii) the claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(iv) the claimant’s right to bring a civil action under section 502(a) of ERISA.

Section 9.04 Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Compensation Committee, or, if no such person or persons be named, then the person or persons named by the Administrative Committee as the Named Appeals Fiduciary. Named Appeals Fiduciaries may at any time be removed by the Compensation Committee, and any Named Appeals Fiduciary named by the Administrative Committee may be removed by the Administrative Committee. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.

ARTICLE X

MISCELLANEOUS

Section 10.01 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which the Participant may expect to receive, contingently or otherwise, under this Plan.

Section 10.02 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company or an Affiliate, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

Section 10.03 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

Section 10.04 Successors, Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future. If a Change in Control occurs, unless the Compensation Committee directs otherwise before the Change in Control, the Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or a division or Affiliate thereof, (i) to acknowledge expressly that this Plan is binding upon and enforceable against such successor in accordance with the terms hereof, (ii) to become jointly and severally obligated with the Company to perform the obligations under this Plan, and (iii) to agree not to amend or terminate the Plan for a period of one year after the Change in Control without the consent of the affected Participant.

Section 10.05 Unfunded Plan. The Plan shall not be funded. The Company may, but shall not be required to, set aside or designate an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Participant shall have any right to, or interest in, any assets of the Company or an Affiliate which may be applied by the Company or an Affiliate to the payment of Benefits.

Section 10.06 Payments to Incompetent Persons. Any Benefit payable to or for the benefit of an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, its Affiliates, the Administrative Committee, the Compensation Committee and all other parties with respect thereto.

Section 10.07 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, to the extent not preempted by Federal law, without giving effect to any Pennsylvania choice of law provisions.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer and its corporate seal to be affixed hereto as of the effective date described above.

UGI CORPORATION
Attest:

By:
Margaret M. Calabrese	Robert H. Knauss
Secretary	Vice President & General Counsel